EXHIBIT 99.1

Flora Growth Reports First Quarter 2023 Financial Results

•	Flora generated $20.1 million in revenue in Q1 2023, a 307% increase year-over-year.

•	Gross profit for Q1 2023 increased 105% year-over-year, to $5.5 million.

•	Posted a net loss of $3.9 million for Q1 2023 (decreased from Q1 2022). New leadership plans to further reduce expenses and focus on organic revenue growth.

FORT LAUDERDALE, FLORIDA – May 15, 2023 -- Flora Growth Corp. (NASDAQ: FLGC) (“Flora’’ or the “Company”), a global cultivator, manufacturer, and distributor of cannabis products and brands, reported today its financial and operating results for the quarter ended March 31, 2023. All financial information is provided in U.S. dollars unless indicated otherwise.

“As I take the reins of the organization, I am pleased to share the results of the first quarter of 2023, which included increased revenue generation for the Company,” said Hussein Rakine, newly appointed CEO of Flora. “The first quarter was focused on strengthening our operational performance, focusing on financial discipline, and optimizing the integrations of all our M&A transactions. Our House of Brands continued to be the primary revenue-generating pillar, posting sequential growth and steady margins. Our Commercial and Wholesale division was positively impacted by the addition of our German distribution business while our pharmaceutical initiatives continued to progress.”

Rakine continued, “However, the first quarter was not without its challenges which included impediments in our ability to export cannabis from Cosechemos, delays in the realization of operating expense reductions, and the prior period’s M&A-related transaction costs and liabilities, all affecting both the Company’s liquidity position and ability to fully realize our strategic plan for the quarter.

With respect to the challenges in exporting cannabis, we did not have the inventory of premium cannabis material required for the fulfillment of pending purchase orders and purchase intent notices in the first quarter. In addition, the export process from Colombia has proven to take longer and operate with less consistency than we had anticipated.  Additionally, despite implementing various cost-saving initiatives to lower operating expenses, the Company has not yet achieved its ultimate organization-wide cost-reduction goals. To address this challenge, we will continue exploring various strategies to reduce operating costs.”

Rakine noted, “If we are not successful in meeting our business plans we may continue to face cash flow deficiencies. As a result, we may explore debt, equity financing or strategic alternatives to fund continued operations.

My priority is to further optimize the organization, reduce spend and focus on organic growth in revenue areas which offer the highest margin contribution and return on investment. I look forward to sharing our progress in the coming months, as we seek to chart the path to unlock the most shareholder value possible. I would like to thank the Flora team for their hard work and for welcoming me into my new role.”

Q1 2023 Financial and Operational Summary

•	1Q2023 revenue of $20.1 million, representing a 307% increase year-over-year and the highest revenue-generating quarter in the Company’s history.
•	Expanding revenue generation in the quarter and for the House of Brands segment, which contributed $14.2 million of the total revenue.
•	The Commercial and Wholesale segment delivered nearly $8.0 million in revenue, driven by the German-based pharmaceutical distribution subsidiary.
•	Gross profit for 1Q2023 increased by 105% year-over-year to $5.5 million.

•	Gross margin was 27%, a decrease from 54% in 1Q2022. This expected reduction was primarily driven by the contribution of lower-margin sales in the German pharmaceutical distribution subsidiary.
•	Adjusted EBITDA loss for 1Q2023 was $1.4 million, compared to a loss of $3.4 million in 1Q2022.
•	Adjusted EBITDA margin for 1Q2023 improved to -7% from -69% in 1Q2022. This improvement is in line with our expectations for the quarter.
•	Net loss for the period was $3.9 million, as compared to $7.6 million for Q12022, and net loss margin for Q12023 improved to -19% from -154% in Q12022.
•	Operating expenses for Q12023 were $8.6 million, a 17% decrease year-over-year.
•	As a percentage of sales, operating expenses for 1Q2023 decreased to 43% from 209% in 1Q2022.
•	As of March 31, 2023, the Company had approximately $5.3 million in cash and cash equivalents as compared to $9.5 million as of December 31, 2022.
•	Delays with revenue capture from Cosechemos, challenges in the realization of overhead reductions, and acquisition-related costs and liabilities continue to be the primary contributors to the Company’s liquidity position.

About Flora Growth Corp.

Flora Growth Corp. is a global cannabis company dedicated to bringing the benefits of cannabis to people worldwide. Our commitment is to create, master and connect the international cannabis supply chain by setting the standard for world-class cultivation and manufacturing, thoughtful brand development, and rigorous research and development of medical-grade cannabis products that meet the highest standards of quality, safety, and efficacy. Our mission is to create a world where the benefits of cannabis are accessible to everyone, and we are working toward that goal by becoming a leading importer and exporter of cannabis to meet demand in every corner of the market. Visit www.floragrowth.com or follow @floragrowthcorp on social media for more information.

Contacts

Investor Relations:

Investor Relations

ir@floragrowth.com

Public Relations:

Cassandra Dowell

+1 (858) 221-8001

flora@cmwmedia.com

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Cautionary Statement Concerning Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect Flora’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Flora’s Annual Report on Form 10-K, previously filed with the SEC on March 31, 2023, as amended April 28, 2023, as such factors may be updated from time to time in Flora’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Flora’s filings with the SEC. While forward-looking statements reflect Flora’s good faith beliefs, they are not guarantees of future performance. Flora disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Flora (or to third parties making the forward-looking statements).

About non-U.S. GAAP measures

Adjusted EBITDA is a non-U.S. GAAP financial measure that does not have any standardized meaning prescribed by U.S. GAAP and may not be comparable to similar measures presented by other companies. We calculate Adjusted EBITDA as total net loss, plus (minus) income taxes (benefit), plus (minus) interest expense (income), plus depreciation and amortization, plus (minus) non-operating expense (income), plus share based compensation expense, plus goodwill and other asset impairment charges, plus (minus) unrealized loss (gains) from changes in fair value, plus charges related to the flow-through of inventory step-up on business combinations, plus other acquisition and transaction costs. Management believes that Adjusted EBTIDA provides meaningful and useful financial information as this measure demonstrates the operating performance of the business.

Adjusted EBITDA margin % is a non-U.S. GAAP financial measure that does not have any standardized meaning prescribed by U.S. GAAP and may not be comparable to similar measures presented by other companies. We calculate Adjusted EBITDA margin % as Adjusted EBITDA, as described above, divided by revenue for the period.

For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP financial measures, please see Table 4 under “Reconciliation of GAAP to non-U.S. GAAP financial results” included at the end of this release.

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Table 1. Condensed Interim Consolidated Statements of Financial Position

(in thousands of United States dollars, except share amounts which are in thousands of shares)
As at:	March 31, 2023	December 31, 2022
ASSETS
Current
Cash	$5,259	$9,537
Trade and amounts receivable, net of $3,024 allowance ($2,988 at December 31, 2022)	6,729	6,851
Loans receivable and advances	273	271
Prepaid expenses and other current assets	1,875	978
Indemnification receivables	3,432	3,429
Inventory	10,311	10,089
Total current assets	27,879	31,155
Non-current
Property, plant and equipment	4,968	4,810
Operating lease right of use assets	2,345	2,537
Intangible assets	17,470	18,096
Goodwill	23,372	23,372
Investments	730	730
Other assets	276	287
Total assets	$77,040	$80,987
LIABILITIES
Current
Trade payables	$6,322	$7,748
Contingencies	4,998	5,044
Current portion of debt	1,086	1,086
Current portion of operating lease liability	1,241	1,188
Other accrued liabilities	1,852	2,381
Total current liabilities	15,499	17,447
Non-current
Non-current operating lease liability	1,614	1,869
Deferred tax	1,616	1,712
Contingent purchase considerations	4,699	3,547
Total liabilities	23,428	24,575
SHAREHOLDERS’ EQUITY
Share capital, no par value, unlimited authorized, 136,938 issued and outstanding (135,573 at December 31, 2022)	-	-
Additional paid-in capital	150,403	150,420
Accumulated other comprehensive loss	(2,375)	(2,732)
Deficit	(93,976)	(90,865)
Total Flora Growth Corp. shareholders’ equity	54,052	56,823
Non-controlling interest in subsidiaries	(440)	(411)
Total shareholders’ equity	53,612	56,412
Total liabilities and shareholders’ equity	$77,040	$80,987

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Table 2. Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(in thousands of United States dollars, except per share amounts which are in thousands of shares)	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Revenue	$20,107	$4,946
Cost of sales	14,630	2,276
Gross profit	5,477	2,670
Operating expenses
Consulting and management fees	4,040	2,444
Professional fees	33	1,249
General and administrative	528	922
Promotion and communication	1,314	2,549
Travel expenses	139	242
Share based compensation	654	1,526
Research and development	16	210
Operating lease expense	366	207
Depreciation and amortization	942	454
Bad debt expense	29	1
Other expenses (income), net	493	528
Total operating expenses	8,554	10,332
Operating loss	(3,077)	(7,662)
Interest expense (income)	23	(21)
Foreign exchange (gain) loss	(12)	(11)
Unrealized loss from changes in fair value	883	-
Net loss before income taxes	(3,971)	(7,630)
Income tax recovery	(66)	-
Net loss for the period	$(3,905)	$(7,630)
Other comprehensive gain (loss)
Exchange differences on foreign operations, net of income taxes of $nil ($nil in 2021)	$357	$(577)
Total comprehensive loss for the period	$(3,548)	$(8,207)

Net loss attributable to:
Flora Growth Corp.	$(3,876)	$(7,566)
Non-controlling interests in subsidiaries	(29)	(64)
Comprehensive loss attributable to:
Flora Growth Corp.	$(3,519)	$(8,143)
Non-controlling interests in subsidiaries	(29)	(64)
Basic and diluted loss per share attributable to Flora Growth Corp.	$(0.03)	$(0.11)
Weighted average number of common shares outstanding - basic and diluted	132,868	69,604

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Table 3. Condensed Interim Statement of Cash Flows

(in thousands of United States dollars)	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Cash flows from operating activities:
Net loss	$(3,905)	$(7,630)
Adjustments to net loss:
Depreciation and amortization	942	454
Stock-based compensation	654	1,715
Changes in fair value of investments and liabilities	883	-
Bad debt expense	29	1
Interest expense (income)	23	(21)
Interest paid	(23)	(17)
Income tax recovery	(66)	-
	(1,463)	(5,498)
Net change in non-cash working capital:
Trade and other receivables	91	707
Inventory	(113)	192
Prepaid expenses and other assets	(920)	58
Trade payables and accrued liabilities	(1,919)	(2,020)
Net cash used in operating activities	(4,324)	(6,561)

Cash flows from financing activities:
Equity issue costs	-	(79)
Exercise of warrants and options	-	78
Loan borrowings	-	212
Loan repayments	(19)	(18)
Net cash (used) provided by financing activities	(19)	193

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(102)	(187)
Business and asset acquisitions, net of cash acquired	-	(15,457)
Net cash used in investing activities	(102)	(15,644)

Effect of exchange rate on changes on cash	167	(359)

Change in cash during the period	(4,278)	(22,371)
Cash and restricted cash at beginning of period	9,537	37,616
Cash and restricted cash at end of period	$5,259	$15,245
Supplemental disclosure of non-cash investing and financing activities
Common shares issued for business combinations	$-	$14,917
Assets acquired for contingent consideration	303	-
Common shares issued for other agreements	95	272
Operating lease additions to right of use assets	97	-

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Table 4. Reconciliation of GAAP to non-U.S. GAAP financial results

The reconciliation of the Company’s Adjusted EBITDA, a non-U.S. GAAP financial measure, to net loss, the most directly comparable U.S. GAAP financial measure, for the three months ended March 31, 2023 and 2022 is presented in the table below:

(in thousands of United States dollars)	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Net loss for the period	$(3,905)	$(7,630)
Income tax benefit	(66)	-
Interest expense (income)	23	(21)
Depreciation and amortization	942	454
Non-operating income (1)	(12)	(11)
Share based compensation	654	1,526
Unrealized loss from changes in fair value (2)	883	-
Charges related to the flow-through of inventory step-up on business combinations	45	1,631
Other acquisition and transaction costs (3)	-	651
Adjusted EBITDA	$(1,436)	$(3,400)
Adjusted EBITDA Margin %	-7.1%	-68.7%

(1)	Non-operating expense includes foreign exchange losses.
(2)	Unrealized loss from changes in fair value includes changes in the value of the Company’s contingent consideration associated with its acquisition of JustCBD.
(3)	Other acquisition and transaction costs are one-time legal and due-diligence fees related to business combinations.

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